Exhibit (j)(3)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference constituting part of Post-Effective Amendment No. 56 to the Registration Statement No. 811-3855 on Form N-1A of Fidelity Advisor Series VIII, of our reports dated December 3, 1999 appearing in the Annual Reports to Shareholders of Fidelity Advisor International Capital Appreciation Fund and Fidelity Advisor Europe Capital Appreciation Fund for the year ended October 31, 1999.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration
Statement.

 /s/Deloitte & Touche LLP
 Deloitte & Touche LLP

Boston, Massachusetts
December 21 ,1999